SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 25, 2005

EDGEWATER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20971	71-0788538
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20 Harvard Mill Square

Wakefield, Massachusetts 01880

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 246-3343

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                  Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)                          Not applicable.

(b)                         Not applicable.

(c)                          Not applicable.

(d)                         As previously disclosed on April 18, 2005, William J. Lynch, the Chairman of our Board, informed the Board and our Governance and Nominating Committee, that he would retire from our Board, and as Chairman, and such retirement was scheduled to coincide with our 2005 Annual Meeting of Stockholders.  We further reported on April 25, 2005 that we initiated a director search in the exercise of due care for a candidate to replace Mr. Lynch as director.  As of today, such search is well under way, but has not been completed.

Immediately following the Annual Meeting yesterday, May 25, 2005, our Board of Directors resolved to create a Board vacancy and elect William Lynch as director and as Chairman of the Board, until his successor or successors shall have been duly elected and appointed.  This action was taken at the Board level in order to ensure that a clear majority of the Company’s directors are independent under Nasdaq Marketplace Rules and in order to most effectively ensure a smooth governance transition process.

Mr. Lynch will continue to serve only on the Audit Committee of the Board of Directors.  His biographical data appears below:

Mr. Lynch currently serves as our Non-Executive Chairman, a position he has held since May 22, 2002. Mr. Lynch is a venture partner of Catterton Partners, LLC, a private equity firm. From March 1996 to December 2000, Mr. Lynch served as a Managing Director of Capstone Partners, LLC, a venture capital firm. Prior to that time, Mr. Lynch was a partner of the law firm of Morgan, Lewis & Bockius LLP. Mr. Lynch also serves as a director of NYFIX, Inc., a publicly traded company, as well as serving on various private company boards. Mr. Lynch has served as a director of our company since October 1996.

Immediately following the Annual Meeting, Mr. Paul Guzzi, a director of our Company, assumed Mr. Lynch’s position on the Governance & Nominating Committee as chairman and also assumed Mr. Lynch’s committee position on the Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGEWATER TECHNOLOGY, INC.

Dated: May 26, 2005	By:	/s/ Kevin R. Rhodes
	Name:	Kevin R. Rhodes
	Title:	Chief Financial Officer